INFRASTRUCTURE AND ENERGY ALTERNATIVES
ANNOUNCES SECOND QUARTER 2022 RESULTS

INDIANAPOLIS, August 4, 2022 – Infrastructure and Energy Alternatives, Inc. (Nasdaq: IEA) (“IEA” or the “Company”), a leading infrastructure company with renewable energy and specialty civil expertise, today announced results for the second quarter 2022.

SECOND QUARTER 2022 HIGHLIGHTS
(As compared to the Second Quarter 2021)

▪On July 25, 2022, Announced Agreement to be Acquired by MasTec, Inc. (NYSE: MTZ)
▪Total Revenues of $680.6 million, +21.5% y/y
▪Renewables Backlog of $2.4 billion, +29.2% y/y
▪Total Backlog of $3.5 billion, +27.1% y/y
▪Net Income of $17.0 million, versus $4.7 million
▪Adjusted EBITDA of $40.5 million, +13.6%

Revenue increased by 21.5% on a year-over-year basis in the second quarter 2022, supported by double-digit growth across both the Renewables and Specialty Civil segments. Renewables segment revenue increased 18.3% on a year-over-year basis in the second quarter, including second quarter solar revenue growth of 126.8% and a decline in wind revenue of 18.5%. Specialty Civil segment revenue increased 31.5% on a year-over-year basis in the second quarter, driven by continued strength in environmental revenue and heavy civil, partially offset by a decline in rail revenue.

For the three months ended June 30, 2022, the Company reported net income of $17.0 million, or $0.31 per diluted share, versus net income of $4.7 million, or $0.12 per diluted share, in the second quarter 2021. Second quarter results include a $4.6 million pre-tax benefit related to a fair value adjustment of an outstanding warrant liability.

Second quarter Adjusted EBITDA benefited from increased revenue growth in both the Renewables and Specialty Civil segments; however, inflationary pressures and supply chain issues continued to increase project costs. For a reconciliation of net income to Adjusted EBITDA, please see the appendix to this release.

As of June 30, 2022, total backlog increased to $3.5 billion, versus $2.9 billion at the end of the fourth quarter 2021. Next twelve-month backlog was $2.2 billion, an increase from $2.1 billion at the end of fourth quarter 2021, and up 24.0% from the prior-year period.

SEGMENT PERFORMANCE

Revenue and Gross Profit by segment was as follows:

	For the quarters ended June 30,
(in thousands)	2022		2021
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Renewables	$502,703	73.9%	$424,854	75.8%
Specialty Civil	177,894	26.1%	135,294	24.2%
Total revenue	$680,597	100.0%	$560,148	100.0%

	For the quarters ended June 30,
(in thousands)	2022		2021
Segment	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
Renewables	$44,797	8.9%	$42,883	10.1%
Specialty Civil	16,767	9.4%	10,600	7.8%
Total gross profit	$61,564	9.0%	$53,483	9.5%

Renewables Segment revenue totaled $502.7 million during the second quarter 2022, an increase of 18.3% compared to the prior year. The strength in the Company’s solar business continued, with revenues more than doubling from the prior year period, while wind revenues declined during the second quarter. Renewables Segment gross profit was $44.8 million, or 8.9% of revenue, for the second quarter of 2022, compared to $42.9 million, or 10.1% of revenue, for the same period in 2021. The decrease in gross profit margin percentage for the Renewables Segment was primarily due to the inflationary impact of labor, supply chain, fuel, and certain commodities which increased estimated future costs and decreased project margins. To a lesser extent, the decrease was driven by increased man hours, resulting in higher warranty and insurance costs.

Specialty Civil Segment revenue totaled $177.9 million, an increase of 31.5% year-over-year, due to growth in environmental and heavy civil. While rail revenues remained under pressure during the second quarter, bidding activity has started to improve. Specialty Civil Segment gross profit was $16.8 million, or 9.4% of revenue, for the second quarter of 2022, as compared to $10.6 million, or 7.8% of revenue, for the same period in 2021. The increase in gross profit percentage was primarily due to improved overhead cost absorption given the strong revenue growth and a more favorable project mix.

FINANCIAL RESOURCES AND LIQUIDITY

As of June 30, 2022, the Company had $46.5 million of cash and cash equivalents and total debt of $401.4 million, consisting of the $300.0 million senior unsecured notes, $30.0 million of borrowings under the Company’s credit facility, $2.3 million of commercial equipment notes, and $69.1 million of obligations, exclusive of associated interest, recognized under various finance leases for equipment. At the end of the quarter, the Company had $95.8 million of availability under its credit facility, net of borrowings and letters of credit. Combined with cash, total liquidity was $142.3 million.

BACKLOG

IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared. Backlog is not a term recognized under GAAP, although it is a common measurement used in the Company’s industry. IEA’s methodology for determining backlog may not be comparable to the methodologies used by others. See Item 1A. Risk Factors in the Company’s Annual Report for the year ended December 31, 2021 and Part II, Item 1A. Risk Factors in the Company’s most recent Quarterly Report on Form 10-Q for a discussion of the risks associated with IEA’s backlog.

The following table summarizes the Company’s backlog by segment for the periods below:

(in millions)
Segments	June 30, 2022	December 31, 2021	June 30, 2021
Renewables	$2,404.4	$2,034.8	$1,861.1
Specialty Civil	1,105.8	881.3	900.7
Total	$3,510.2	$2,916.1	$2,761.8

Total backlog at June 30, 2022 was $3.5 billion, an increase of $748.8 million, or 27.1% compared to the year-ago period. Renewables Segment backlog at June 30, 2022 was $2.4 billion, an increase of 29.2% compared to the prior year, as a result of strong growth in the solar market combined with steady performance in wind.

Specialty Civil backlog at June 30, 2022 was $1.1 billion, up 22.8% compared to last year due in large part to favorable market trends in environmental.

The Company expects to realize approximately $2.2 billion of its estimated backlog during the next twelve months, an increase of $434.1 million from the year-ago period.

MASTEC TRANSACTION DETAILS

On July 24, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MasTec, Inc. (“MasTec”), a leading infrastructure construction company, under which MasTec will acquire all of the outstanding shares of the Company in a cash-and-stock transaction (the “Merger”). The Merger Agreement provides that each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted in the Merger into the right to receive (i) 0.0483 of a share of MasTec common stock and (ii) $10.50 in cash.

Completion of the Merger is subject to the satisfaction or waiver of certain closing conditions. The Company cannot predict with certainty whether and when any of the required closing conditions will be satisfied or if the Merger will close.

Given the Company’s pending acquisition by MasTec, IEA is not hosting a conference call to discuss its second quarter financial results, and the Company is no longer providing financial guidance.

ABOUT IEA

Infrastructure and Energy Alternatives, Inc. is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 260 utility scale wind and solar projects across North America. In the heavy-civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding IEA’s pending merger with MasTec, market conditions and market volatility, IEA’s projected financial results, IEA’s ability to fund its growth initiatives and achieve sustained, profitable growth and long-term value creation, and IEA’s strategic priorities and plans to achieve those priorities. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. For a description of risks and uncertainties that could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the Securities and Exchange Commission, including the risks and uncertainties described as “Risk Factors” in IEA’s annual report on Form 10-K filed on March 7, 2022 and in any quarterly reports on Form 10-Q filed thereafter. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

INVESTOR CONTACT

Peter J. Moerbeek
Chief Financial Officer

Aaron Reddington, CFA
Vice President of Investor Relations
investors@iea.net

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$680,597	$560,148	$1,040,692	$836,560
Cost of revenue	619,033	506,665	975,298	766,536
Gross profit	61,564	53,483	65,394	70,024

Selling, general and administrative expenses	35,758	30,894	70,640	55,740
Income (loss) from operations	25,806	22,589	(5,246)	14,284

Other income (expense), net:
Interest expense, net	(6,863)	(14,495)	(12,889)	(28,854)
Warrant liability fair value adjustment	4,581	666	3,153	366
Other income (expense)	(10)	104	1	242
Income (loss) before (provision) benefit for income taxes	23,514	8,864	(14,981)	(13,962)

(Provision) benefit for income taxes	(6,545)	(4,165)	4,879	(1,773)

Net income (loss)	$16,969	$4,699	$(10,102)	$(15,735)
Less: Convertible Preferred Stock dividends	—	(676)	—	(1,332)
Less: Net income allocated to participating securities	(32)	(788)	—	—
Net income (loss) available for common shareholders	$16,937	$3,235	$(10,102)	$(17,067)

Net income (loss) per common share - basic	0.35	0.13	(0.21)	(0.72)
Net income (loss) per common share - diluted	0.31	0.12	(0.21)	(0.72)
Weighted average shares - basic	48,419,272	24,471,286	48,275,103	23,768,413
Weighted average shares - diluted	54,389,096	33,439,303	48,275,103	23,768,413

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$46,480	$124,027
Accounts receivable, net	404,118	280,700
Contract assets	303,967	214,298
Prepaid expenses and other current assets	51,983	42,774
Total current assets	806,548	661,799

Property, plant and equipment, net	153,279	138,605
Operating lease assets	33,316	37,292
Intangible assets, net	15,736	18,969
Goodwill	37,373	37,373
Company-owned life insurance	4,273	4,944
Other assets	789	771
Total assets	$1,051,314	$899,753

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$215,156	$164,925
Accrued liabilities	204,012	163,364
Contract liabilities	169,015	126,128
Current portion of finance lease obligations	23,150	24,345
Current portion of operating lease obligations	10,201	10,254
Current portion of long-term debt	1,101	1,960
Total current liabilities	622,635	490,976

Finance lease obligations, less current portion	45,997	30,096
Operating lease obligations, less current portion	24,643	28,540
Long-term debt, less current portion	321,080	290,730
Warrant obligations	2,814	5,967
Deferred compensation	7,326	7,988
Deferred income taxes	3,320	8,199
Total liabilities	$1,027,815	$862,496

Commitments and contingencies:

Stockholders' equity:
Common stock, par value, $0.0001 per share; 150,000,000 and 150,000,000 shares authorized; 48,594,834 and 48,027,359 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	242,794	246,450
Accumulated deficit	(219,299)	(209,197)
Total stockholders' equity	23,499	37,257
Total liabilities and stockholders' equity	$1,051,314	$899,753

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(10,102)	$(15,735)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25,181	21,830
Warrant liability fair value adjustment	(3,153)	(366)
Amortization of debt discounts and issuance costs	755	5,814
Share-based compensation expense	3,453	2,653
Deferred income taxes	(4,879)	1,773
Other, net	(1,880)	(914)
Changes in operating assets and liabilities:
Accounts receivable	(123,418)	(68,531)
Contract assets	(89,669)	(31,775)
Prepaid expenses and other assets	(9,227)	(13,752)
Accounts payable and accrued liabilities	90,879	115,294
Contract liabilities	42,887	(27,669)
Net cash used in operating activities	(79,173)	(11,378)

Cash flows from investing activities:
Company-owned life insurance	671	(510)
Purchases of property, plant and equipment	(8,456)	(14,649)
Proceeds from sale of property, plant and equipment	2,379	1,527
Net cash used in investing activities	(5,406)	(13,632)

Cash flows from financing activities:
Proceeds from line of credit - long term	50,000	—
Payments on line of credit - long term	(20,000)	—
Payments on long-term debt	(1,263)	(1,314)
Payments on finance lease obligations	(14,596)	(15,481)
Tax payments for shares withheld on release of restricted stock units	(2,921)	(4,762)
Proceeds from exercise of Series B Preferred Stock - Warrants	—	200
Repurchases of Merger Warrants	(4,188)	—
Net cash provided by (used in) financing activities	7,032	(21,357)

Net change in cash and cash equivalents	(77,547)	(46,367)

Cash and cash equivalents, beginning of the period	124,027	164,041

Cash and cash equivalents, end of the period	$46,480	$117,674

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as EBITDA plus restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net loss to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2022	2021	2022	2021
Net income (loss)	$16,969	$4,699	$(10,102)	$(15,735)
Interest expense, net	6,863	14,495	12,889	28,854
Income tax expense (benefit)	6,545	4,165	(4,879)	1,773
Depreciation and amortization	12,895	11,031	25,181	21,830
EBITDA	$43,272	$34,390	$23,089	$36,722

Non-cash stock compensation expense	$1,823	$1,926	$3,453	$2,653
Warrant liability fair value adjustment (1)	(4,581)	(666)	(3,153)	(366)
Adjusted EBITDA	$40,514	$35,650	$23,389	$39,009

(1) Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock - anti-dilution warrants and private merger warrant liability. The liabilities are fair value adjustments using different valuation methods.